Filed pursuant to Rule 424(b)(3)

File No. 333-256560

Barings Access Pine Point Fund (the “Fund”)

Class 1 Shares

Class 2 Shares

Class 3 Shares

Supplement dated September 27, 2022 to the
Prospectus and Statement of Additional Information (“SAI”) dated August 1, 2022, as supplemented

This supplement provides new and additional information beyond that contained in the Prospectus and SAI. It should be retained and read in conjunction with the Prospectus and SAI.

Effective immediately, the following changes are made to the Prospectus and SAI:

Prospectus

All references to “MassMutual AccessSM Pine Point Fund” are deleted and replaced with “Barings Access Pine Point Fund”.

All references to “MML Distributors LLC” are deleted.

The eighth paragraph of the cover page is deleted in its entirety and replaced with the following:

This Prospectus provides important information that you should know about the Fund before investing. You should read this Prospectus carefully and retain it for future reference. Additional information about the Fund, including the Statement of Additional Information (the “SAI”), dated August 1, 2022, has been filed with the SEC. You can access or request a copy of the SAI and annual and semiannual reports of the Fund (when available) without charge by writing to the Fund at Barings, 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202, or by calling the Fund at 1-877-766-0014. You may also call the Fund’s toll-free telephone number to request other information about the Fund or to make shareholder inquiries. The Fund’s SAI and annual and semi-annual reports (when available) will be available without charge on the Fund’s website when such website is established. The SAI is incorporated by reference into this Prospectus in its entirety. You can view information about the Fund, including the SAI and other material incorporated by reference into the Fund’s registration statement on the SEC’s website (http://www.sec.gov).

The last three paragraphs of the cover page are deleted in their entirety and replaced with the following:

Shareholders do not have the right to require the Fund to redeem their Shares. To provide a limited degree of liquidity to Shareholders, the Fund may, from time to time, offer to repurchase Shares pursuant to written tenders by Shareholders. Repurchases will be made at such times, in such amounts and on such terms as may be determined by the Board, in its sole discretion. Barings LLC (“Barings”), the Fund’s investment adviser, will continue to recommend to the Board to make repurchases quarterly. In determining whether the Fund should offer to repurchase Shares, the Board will consider the recommendation of Barings as to the timing of such an offer, as well as a variety of operational, business and economic factors.

Paper copies of the Fund’s shareholder reports will not be sent by mail unless you specifically request paper copies of the reports from the Fund or from your financial intermediary, such as a broker-dealer or bank. Instead, the reports will be made available on Barings’ website, and you will be notified by mail each time a report is posted and provided with a website link to access the report.

You may elect to receive all future reports in paper free of charge. You can inform your financial intermediary that you wish to receive paper copies of your shareholder reports. You also can inform the Fund itself by contacting the Fund by telephone at 1-877-766-0014. Your election to receive reports in paper will apply to all funds held with your financial intermediary.

The second paragraph of the subsection titled “Subsidiaries” of the section titled “Summary” is deleted in its entirety and replaced with the following:

Each Subsidiary will have the same investment objective and strategies as the Fund and, like the Fund, will be managed by Barings and sub-advised by Baring International Investment Limited (“BIIL”). Except as otherwise provided, references to the Fund’s investments also will refer to the Subsidiaries’ investments for the convenience of the reader.

The second and third paragraphs of the subsection titled “Liquidity” of the section titled “Summary” are deleted in their entirety and replaced with the following:

By tracking certain features, such as commitments, capital calls, distributions, and valuations, Barings will use a range of techniques to balance total returns with reoccurring distributions and liquidity targets, including (i) diversifying commitments across private equity assets at different parts of fund lifecycles through the use of primary investments, secondary investments and Co-Investments, (ii) actively managing cash and liquid assets, and (iii) modeling and actively monitoring cash flows to mitigate cash drag and maintain appropriate levels of commitment. In addition, the Fund may seek to establish credit lines to provide liquidity to satisfy tender requests.

To enhance the Fund’s liquidity, particularly in times of possible net outflows through the tender of shares by Shareholders, Barings may from time to time determine to sell certain of the Fund’s assets. The Fund may invest up to 20% of its assets in investments intended to provide an investment return while offering better liquidity than private equity investments. These investments include publicly listed companies that pursue the business of private equity investing; publicly listed companies that invest in private equity transactions or funds; alternative asset managers, holding companies, investment trusts, exchange-traded funds, closed-end funds, financial institutions and other vehicles whose primary purpose is to invest in, lend capital to or provide services to privately held companies; and certain derivatives, such as options and futures. These investments may minimize cash drag and provide liquidity to support the Fund’s private equity investments and periodic repurchases of its shares. The liquid assets may include both fixed income and equity securities as well as public and private vehicles that derive their investment returns from fixed income and equity securities (together with Private Equity Investments, “Fund Investments”).

The subsection titled “Dependence on MML Advisers” of the section titled “Summary” is deleted in its entirety.

The subsection titled “Dependence on Barings” of the section titled “Summary” is deleted in its entirety and replaced with the following:

Barings is the Fund’s investment adviser and is responsible for selecting Fund Investments as opportunities arise. The Fund and, accordingly, Shareholders, must rely upon the ability of Barings to identify and implement Fund Investments consistent with the Fund’s investment objective. Barings has the authority and responsibility for asset allocation, the selection of Fund Investments and all other investment decisions for the Fund. The success of the Fund depends upon the ability of Barings to develop and implement investment strategies that achieve the investment objective of the Fund. There can be no assurance that Barings will be able to select or implement successful strategies or achieve the Fund’s investment objectives.

Barings contracts with BIIL to help manage the Fund. Subject to the oversight of the Board, Barings has the ultimate responsibility to oversee any subadviser of the Fund and to recommend the hiring, termination, and replacement of any subadviser of the Fund. This responsibility includes, but is not limited to, analysis and review of subadviser performance, as well as assistance in the identification and vetting of new or replacement subadvisers.

The fourth paragraph of the subsection titled “Valuations of Private Equity Investments; Valuations Subject to Adjustment” of the section titled “Summary” is deleted in its entirety and replaced with the following:

Under the 1940 Act, the Board is responsible for determining the fair valuation of any investments directly held by the Fund for which market quotations are not readily available or reliable; to the extent permitted under applicable rules and guidance, the Board may assign the determination to a “valuation designee,” subject to certain conditions and oversight requirements. Barings has been designated by the Board as the valuation designee for the Fund pursuant to Rule 2a-5 under the 1940 Act. In its capacity as valuation designee, Barings, among other things, is responsible for establishing fair valuation methodologies and determining, in good faith, the fair value of all of the assets of the Fund for which there are no readily available market quotations in accordance with the Fund Valuation Procedures.

The subsection titled “Management” of the section titled “Summary” is deleted in its entirety and replaced with the following:

The Fund’s Board of Trustees (the “Board,” and each member of the Board, a “Trustee”) has overall responsibility for the management and supervision of the business operations of the Fund. See “Management of the Fund—The Board of Trustees.” To the extent permitted by applicable law, the Board may delegate any of its rights, powers and authority to, among others, the officers of the Fund, any committee of the Board, Barings or BIIL.

The subsection titled “MML Advisers” of the section titled “Summary” is deleted in its entirety and replaced with the following:

Barings	Pursuant to an investment management agreement (the “Investment Management Agreement”), Barings, an investment adviser registered under the Advisers Act, serves as the Fund’s and the Subsidiaries’ investment adviser. Barings was organized under the laws of the State of Delaware and is a wholly-owned indirect subsidiary of Massachusetts Mutual Life Insurance Company (“MassMutual”). Barings and its predecessor organizations have been providing investment advice since 1940.

The subsection titled “The Subadviser” of the section titled “Summary” is deleted in its entirety and replaced with the following:

BIIL, an investment adviser registered under the Advisers Act, serves as the Fund’s and the Subsidiaries’ subadviser. BIIL is a wholly-owned subsidiary of Barings.

The subsection titled “The Sub-subadviser” of the section titled “Summary” is deleted in its entirety.

The first sentence of the subsection titled “Fund Services” of the section titled “Summary” is deleted in its entirety and replaced with the following:

The Fund has retained Barings (the “Administrator”) to provide certain fund services, including fund administration, fund accounting and compliance services to the Fund.

The second, third and fourth paragraphs of the subsection titled “Fees and expenses” of the section titled “Summary” are deleted in their entirety and replaced with the following:

Management Fee. As compensation under the Investment Management Agreement, the Fund pays Barings a Management Fee, paid quarterly in arrears, at the annual rate of 1.25% of the net assets of the Fund as of the end of each quarter, determined before giving effect to the payment of the management fee being calculated or to any purchases or repurchases of Shares or any distributions by the Fund. The Management Fee is paid to Barings out of the assets of the Fund and therefore decreases the net profits or increases the net losses of the Fund. See “Management Fee.”

Subadvisory Fee. As compensation under the Subadvisory Agreement, Barings pays BIIL a quarterly Subadvisory Fee equal to 10% of the Management Fee received by Barings. To the extent BIIL receives subadvisory fees with respect to a Subsidiary, BIIL will not receive compensation from Barings in respect of the assets of the Fund that are invested in such Subsidiary. See “Subadvisory Fee.”

The first paragraph of the subsection titled “Repurchase of Shares by the Fund” of the section titled “Summary” is deleted in its entirety and replaced with the following:

Shareholders do not have the right to require the Fund to redeem their Shares. To provide a limited degree of liquidity to Shareholders, the Fund may, from time to time, offer to repurchase Shares pursuant to written tenders by Shareholders. Repurchases will be made at such times, in such amounts and on such terms as may be determined by the Board, in its sole discretion. In determining whether the Fund should offer to repurchase Shares, the Board may consider the recommendation of Barings as to the timing of such an offer, as well as a variety of operational, business and economic factors. Barings anticipates that it will recommend to the Board that the Fund offer to repurchase Shares from Shareholders on a quarterly basis, with such repurchases to occur as of the last day of March, June, September, and December (or, if any such date is not a business day, on the immediately preceding business day). Barings also expects that, generally, it will recommend to the Board that each repurchase offer should apply to up to 5% of the net assets of the Fund although any particular recommendation may exceed such percentage. Each repurchase offer will generally commence approximately 100 days prior to the applicable repurchase date.

The section titled “Summary of Fund Expenses” is deleted in its entirety and replaced with the following:

The following table illustrates the expenses and fees that the Fund expects to incur and that Shareholders can expect to bear directly or indirectly.

	Class 1	Class 2	Class 3
Share Classes
	Shares	Shares	Shares
Maximum Sales Load(1)	None	1.50%	3.50%
Maximum Early Repurchase Fee (as a percentage of repurchased amount)(2)	2.00%	2.00%	2.00%
Annual Expenses (as a percentage of net assets attributable to Shares)
Management Fee(3)	1.25%	1.25%	1.25%
Distribution and Service (12b-1) Fee(4)	0.00%	0.00%	0.75%
Shareholder Servicing Fee(5)	0.00%	0.25%	0.00%
Other Expenses(6)	1.58%	1.58%	1.58%
Acquired Fund Fees and Expenses(7)	0.95%	0.95%	0.95%
Total Annual Fund Operating Expenses	3.78%	4.03%	4.53%
Expense Reimbursement (8)	-0.33%	-0.33%	-0.33%
Total Annual Fund Operating Expenses after Expense Reimbursement	3.45%	3.70%	4.20%

(1)	Investors purchasing Class 2 and Class 3 Shares may be charged a sales load of up to 1.50% or 3.50%, respectively, of the investment amount. A broker-dealer or other financial intermediary (a “Selling Agent”) may, in its discretion, waive all or a portion of the sales load for certain investors. See “Distributor.” Sales charges are paid by fund investors to the brokers or agents who sell the fund to them. Front-end loads are incurred at time of purchase.

(2)	A 2.00% early repurchase fee payable to the Fund will be charged with respect to the repurchase of a Shareholder’s Shares at any time prior to the day immediately preceding the one-year anniversary of a Shareholder’s purchase of the Shares (on a “first in-first out” basis). The Fund may waive the early repurchase fee for certain categories of Shareholders or transactions, such as repurchases of Shares in the event of the Shareholder’s death or disability, or in connection with certain distributions from employer sponsored benefit plans. See “Repurchase of Shares by the Fund.”

(3)	The Management Fee is equal to an annual rate of 1.25% on the net assets of the Fund as of the end of each quarter.

(4)	The Fund has obtained exemptive relief from the SEC permitting it to offer multiple classes of Shares, which will allow the Fund to operate under a distribution and service plan (pursuant to Rule 12b-1 under the 1940 Act) for Class 3 Shares. Under the distribution and service plan, the Fund may charge a distribution and service (12b-1) fee up to a rate of 0.75% of the NAV as of the end of each month of the Fund attributable to Class 3 Shares. The Fund may use these fees to compensate financial intermediaries or financial institutions for distribution-related expenses, if applicable, in respect of clients to whom they have distributed Class 3 Shares. See “Shareholder Servicing Plan and Distribution and Service Plan.” “Distribution fees” include fees to compensate brokers and others who sell fund shares and to pay for advertising, the printing and mailing of prospectuses to new investors, and the printing and mailing of sales literature.

(5)	The Fund will charge a shareholder servicing fee up to a rate of 0.25% on an annualized basis of the NAV as of the end of each month of the Fund attributable to Class 2 Shares. The Fund may use these fees to compensate financial intermediaries or financial institutions for providing ongoing shareholder servicing in respect of clients holding Class 2 Shares. See “Shareholder Servicing Plan and Distribution and Service Plan.” Because these fees are paid out of the Fund’s assets on an ongoing basis, over time these fees will increase the cost of an investment and may cost more than paying other types of sales charges. Shareholder Servicing Fees are fees paid to persons to respond to investor inquiries and provide investors with information about their investments. Shareholder service fees can also be paid outside of 12b-1 fees.

(6)	Other Expenses are estimated for the Fund’s current fiscal year. “Other Expenses” include, among other things, professional fees and other expenses that the Fund will bear, including ongoing offering costs and fees and expenses of the Administrator, transfer agent and the Fund’s Custodian.

(7)	Shareholders also indirectly bear a portion of the asset-based fees, performance or incentive fees or allocations and other expenses incurred by the Fund as an investor in the Portfolio Funds. Generally, asset-based fees payable in connection with Portfolio Fund investments will range from 1.00% to 2.00% (annualized) of the commitment amount of the Fund’s investment, and performance or incentive fees or allocations are typically 20% of a Portfolio Fund’s net profits annually, although it is possible that such amounts may be exceeded for certain Portfolio Fund managers. The “Acquired Fund Fees and Expenses” disclosed above, however, do not reflect any performance-based fees or allocations paid by the Portfolio Funds that are calculated solely on the realization and/or distribution of gains, or on the sum of such gains and unrealized appreciation of assets distributed in kind, as such fees and allocations for a particular period may be unrelated to the cost of investing in the Portfolio Funds. The “Acquired Fund Fees and Expenses” disclosed above are based on estimated amounts for the Fund’s current fiscal year.

(8)	Barings has entered into an expense limitation and reimbursement agreement (the “Expense Limitation Agreement”) with the Fund, whereby Barings has agreed to reduce the Management Fee payable to it (but not below zero), and to pay any operating expenses of the Fund (including organizational and offering expenses), to the extent necessary to limit the operating expenses of the Fund (excluding extraordinary legal and other expenses, Acquired Fund Fees and Expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as shareholder meeting expenses) to the annual rate (as a percentage of the average daily net assets of the applicable class of Shares of the Fund) of 2.50%, 2.75% and 3.25%with respect to Class 1 Shares, Class 2 Shares and Class 3 Shares, respectively (the “Expense Cap”). For a period ending three years after the end of the month in which Barings waives its Management Fee or pays any operating expenses of the Fund pursuant to the Expense Cap, Barings may recoup amounts waived or incurred to the extent such recoupment does not cause the Fund’s operating expense ratio (after recoupment and excluding extraordinary legal and other expenses, Acquired Fund Fees and Expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as shareholder meeting expenses) to exceed the lesser of (a) the expense limit in effect at the time of the waiver, and (b) the expense limit in effect at the time of the recoupment. The Expense Limitation Agreement will continue in effect through the one-year anniversary of the date the Fund commences investment operations and can only be terminated by mutual consent of the Board on behalf of the Fund and Barings.

The purpose of the table above is to assist prospective investors in understanding the various fees and expenses Shareholders will bear directly or indirectly. For a more complete description of the various fees and expenses of the Fund, see “Management Fee,” “Shareholder Servicing and Distribution and Service Plan,” “Fund Expenses,” “Repurchase of Shares by the Fund” and “Purchasing Shares.”

The following example is intended to help you compare the cost of investing in the Fund with the cost of investing in other funds. The example assumes that all distributions are reinvested at NAV and that the percentage amounts listed under Annual Expenses remain the same in the years shown. The assumption in the hypothetical example of a 5% annual return is required by regulation of the SEC applicable to all registered investment companies. The assumed 5% annual return is not a prediction of, and does not represent, the projected or actual performance of Shares.

EXAMPLE

You Would Pay the Following Expenses Based on a
$1,000 Investment in the Fund, Assuming a 5% Annual Return:	1 Year	3 Years	5 Years	10 Years
Class 1 Shares	$35	$105	$178	$370
Class 2 Shares	$52	$128	$205	$406
Class 3 Shares	$77	$158	$226	$423

The example is based on the annual fees and expenses set out on the table above and should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown. Moreover, the rate of return of the Fund may be greater or less than the hypothetical 5% return used in the example. A greater rate of return than that used in the example would increase the dollar amount of the asset-based fees paid by the Fund.

The second and third paragraphs of the subsection titled “Portfolio Construction & Liquidity Management” of the section titled “Investment Process Overview” are deleted in their entirety and replaced with the following:

By tracking certain features, such as commitments, capital calls, distributions and valuations, Barings will use a range of techniques to balance total returns with reoccurring distributions and liquidity targets, including (i) diversifying commitments across private equity assets at different parts of fund lifecycles through the use of primary investments, secondary investments and Co-Investments, (ii) actively managing cash and liquid assets, and (iii) modeling and actively monitoring cash flows to mitigate cash drag and maintain appropriate levels of committed capital. In addition, the Fund may seek to establish credit lines to provide liquidity to satisfy tender requests.

To enhance the Fund’s liquidity, particularly in times of possible net outflows through the tender of shares by shareholders, Barings may from time to time determine to sell certain of the Fund’s assets. In implementing the Fund’s liquidity management program, so as to minimize cash drag while providing the necessary liquidity to support the Fund’s private equity investment strategies and potential tender of its shares, the Fund may invest up to 20% of its assets in securities and vehicles that are intended to provide an investment return while offering better liquidity than private equity investments. The liquid assets may include both fixed income and equities as well as public and private vehicles that derive their investment returns from fixed income and equity securities, including publicly listed companies that pursue the business of private equity investing; publicly listed companies that invest in private equity transactions or funds; alternative asset managers, holding companies, investment trusts, exchange-traded funds, closed-end funds, financial institutions and other vehicles whose primary purpose is to invest in, lend capital to or provide services to privately held companies; and certain derivatives, such as options and futures.

The subsection titled “Dependence on MML Advisers” of the section titled “General Risks” is deleted in its entirety.

The subsection titled “Dependence on Barings” of the section titled “General Risks” is deleted in its entirety and replaced with the following:

Barings is the Fund’s investment adviser and is responsible for selecting Fund Investments as opportunities arise. The Fund and, accordingly, Shareholders, must rely upon the ability of Barings to identify and implement Fund Investments consistent with the Fund’s investment objective. Shareholders will not receive or otherwise be privy to due diligence or risk information prepared by or for Barings in respect of Fund Investments and Co-Investments. Barings has the authority and responsibility for asset allocation, the selection of Fund Investments and all other investment decisions for the Fund. The success of the Fund depends upon the ability of Barings to develop and implement investment strategies that achieve the investment objective of the Fund. Shareholders will have no right or power to participate in the management or control of the Fund or Fund Investments, or the terms of any such investments. There can be no assurance that Barings will be able to select or implement successful strategies or achieve the Fund’s investment objectives. No person should invest in the Fund unless such person is willing to entrust all aspects of the investment decisions of the Fund to Barings.

Barings contracts with BIIL to help manage the Fund. Subject to the oversight of the Board, Barings has the ultimate responsibility to oversee any subadviser of the Fund and to recommend the hiring, termination, and replacement of any subadviser of the Fund. This responsibility includes, but is not limited to, analysis and review of subadviser performance, as well as assistance in the identification and vetting of new or replacement subadvisers. In addition, Barings maintains responsibility for a number of other important obligations, including, among other things, board reporting, assistance in the annual advisory contract renewal process, and, in general, the performance of all obligations not delegated to a subadviser. Barings also provides advice and recommendations to the Board, and performs such review and oversight functions as the Board may reasonably request, as to the continuing appropriateness of the investment objective, strategies, and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund.

The fourth paragraph of the subsection titled “Valuations of Private Equity Investments; Valuations Subject to Adjustment” of the section titled “General Risks” is deleted in its entirety and replaced with the following:

Under the 1940 Act, the Board is responsible for determining the fair valuation of any investments directly held by the Fund for which market quotations are not readily available or reliable; to the extent permitted under applicable rules and guidance, the Board may assign the determination to a “valuation designee,” subject to certain conditions and oversight requirements. Barings has been designated by the Board as the valuation designee for the Fund pursuant to Rule 2a-5 under the 1940 Act. In its capacity as valuation designee, Barings, among other things, is responsible for establishing fair valuation methodologies and determining, in good faith, the fair value of all of the assets of the Fund for which there are no readily available market quotations in accordance with the Fund Valuation Procedures.

The subsection titled “MML Advisers” of the section titled “Management of the Fund” is deleted in its entirety.

The subsection titled “Barings” of the section titled “Management of the Fund” is deleted in its entirety and replaced with the following:

Barings, an indirect, wholly-owned subsidiary of MassMutual, serves as the investment adviser of the Fund and manages the day-to-day investments of the Fund. Its principal office located at 300 South Tryon Street, Charlotte, North Carolina 28202. Barings is an investment adviser registered with the SEC under the Advisers Act.

The subsection titled “BIIL” of the section titled “Management of the Fund” is deleted in its entirety and replaced with the following:

BIIL serves as subadviser for the Fund and, subject to the supervision of Barings, is authorized to conduct securities transactions on behalf of the Fund. BIIL is a wholly-owned subsidiary of Barings and its address is 20 Old Bailey, London, EC4M 7BF, United Kingdom.

The subsection titled “Investment Management Agreement” of the section titled “Management of the Fund” is deleted in its entirety and replaced with the following:

Under the general oversight of the Board, Barings has been engaged to continuously furnish an investment program with respect to the Fund and to furnish such other services necessary to sponsor and manage the Fund that are not specifically delegated to other service providers of the Fund, including overseeing the work that is delegated to other service providers of the Fund. Barings compensates all Trustees and officers of the Fund who are members of Barings’ organization and who render investment services to the Fund.

Pursuant to the Investment Management Agreement, Barings agrees to manage the investment and reinvestment of the Fund’s assets in accordance with the Fund’s investment objective and policies and determine what investments will be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested. Subject to applicable law, Barings, at its expense, may select and contract with one or more subadvisers for the Fund with respect to all or a portion of the Fund’s assets. Barings bears its own operating and overhead expenses attributable to its duties under the Investment Management Agreement (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses). The Fund bears all other costs of its operations, including, without limitation, the expenses set forth in “Fund Expenses” below.

Barings contracts with BIIL to help manage the Fund. Subject to the oversight of the Board, Barings has the ultimate responsibility to oversee any subadviser of the Fund and to recommend the hiring, termination, and replacement of any subadviser of the Fund. This responsibility includes, but is not limited to, analysis and review of subadviser performance, as well as assistance in the identification and vetting of new or replacement subadvisers. In addition, Barings maintains responsibility for a number of other important obligations, including, among other things, board reporting, assistance in the annual advisory contract renewal process, and, in general, the performance of all obligations not delegated to a subadviser. Barings also provides advice and recommendations to the Board, and performs such review and oversight functions as the Board may reasonably request, as to the continuing appropriateness of the investment objective, strategies, and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund.

A discussion regarding the considerations of the Fund’s Board for approving the Investment Management Agreement with the Fund’s previous investment adviser is included in the Fund’s annual report to shareholders for the fiscal year ended March 31, 2022. A discussion regarding the considerations of the

Fund’s Board for approving the Investment Management Agreement with Barings will be included in the Fund’s next annual or semiannual report to shareholders.

The first paragraph of the section titled “Management Fee” is deleted in its entirety and replaced with the following:

The Fund has agreed to pay Barings as compensation under the Investment Management Agreement a management fee, paid quarterly in arrears, at the annual rate of 1.25% of the net assets of the Fund as of the end of each quarter, determined before giving effect to the payment of the management fee being calculated or to any purchases or repurchases of Shares or any distributions by the Fund. The Management Fee is paid to Barings out of the Fund’s assets and decreases the net profits or increases the net losses of the Fund. To the extent Barings receives advisory fees from a Subsidiary, Barings will not receive compensation from the Fund in respect of the assets of the Fund that are invested in such Subsidiary.

The section titled “Subadvisory Fee” is deleted in its entirety and replaced with the following:

With respect to the Fund, Barings has agreed to pay BIIL as compensation under the Subadvisory Agreement a fee in an amount equal to 10% of the Management Fee received by Barings. To the extent BIIL receives subadvisory fees with respect to a Subsidiary, BIIL will not receive compensation from Barings in respect of the assets of the Fund that are invested in such Subsidiary.

The section titled “Sub-Subadvisory Fee” is deleted in its entirety.

The third paragraph of the subsection titled “Fund Operating Expenses” of the section titled “Fund Expenses” is deleted in its entirety and replaced with the following:

Each of Barings and BIIL will bear all of its own routine overhead expenses, including rent, utilities, salaries, office equipment and communications expenses. In addition, Barings is responsible for the payment of the compensation and expenses of those members of the Board and officers of the Fund affiliated with Barings, and making available, without expense to the Fund, the services of such individuals, subject to their individual consent to serve and to any limitations imposed by law.

The subsection titled “Expense Limitation Agreement” of the section titled “Fund Expenses” is deleted in its entirety and replaced with the following:

Barings has entered into an expense limitation and reimbursement agreement (the “Expense Limitation Agreement”) with the Fund, whereby Barings has agreed to reduce the Management Fee payable to it (but not below zero), and to pay any operating expenses of the Fund (including organizational and offering expenses), to the extent necessary to limit the operating expenses of the Fund, excluding certain “Excluded Expenses” listed below, to the annual rate (as a percentage of the average daily net assets of the applicable class of Shares of the Fund) of 2.50%, 2.75% and 3.25% with respect to Class 1 Shares, Class 2 Shares and Class 3 Shares, respectively (the “Expense Cap”). Excluded Expenses that are not covered by the Expense Cap include: extraordinary legal and other expenses, Acquired Fund Fees and Expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as shareholder meeting expenses.

If Barings waives its Management Fee or pays any operating expenses of the Fund pursuant to the Expense Cap, Barings may, for a period ending three years after the end of the month in which such fees or expenses are waived or incurred, recoup amounts waived or incurred to the extent such recoupment does not cause the Fund’s operating expense ratio (after recoupment and excluding the Excluded Expenses) to exceed the lesser of (a) the expense limit in effect at the time of the waiver, and (b) the expense limit in effect at the time of the recoupment.

The Expense Limitation Agreement will continue in effect through the one-year anniversary of the date the Fund commences investment operations and can only be terminated by mutual consent of the Board on behalf of the Fund and Barings.

The Fund bears directly certain ongoing offering costs associated with any periodic offers of Shares, which will be expensed as they are incurred. Offering costs cannot be deducted by the Fund or the Shareholders for U.S. federal income tax purposes.

MML Investment Advisers, LLC, the Fund’s previous investment adviser, and/or its affiliates have voluntarily borne the Fund’s organizational and initial offering expenses. These expenses are not subject to recoupment.

The second and third paragraphs of the section titled “Dividends and Distributions” are deleted in their entirety and replaced with the following:

Any distributions reinvested will nevertheless remain subject to U.S. federal (and applicable state and local) taxation to Shareholders. The Fund may finance its cash distributions to Shareholders from any sources of funds available to the Fund, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets (including Fund Investments), non-capital gains proceeds from the sale of assets (including Fund Investments), dividends or other distributions paid to the Fund on account of preferred and common equity investments by the Fund in Portfolio Funds and expense reimbursements from Barings. The Fund has not established limits on the amount of funds the Fund may use from available sources to make distributions.

Each year a statement on IRS Form 1099-DIV (or successor form) identifying the character (e.g., as ordinary income, qualified dividend income or long-term capital gain) of the distributions will be mailed to Shareholders. The Fund’s distributions may exceed the Fund’s earnings, especially during the period before the Fund has substantially invested the proceeds from this offering. As a result, a portion of the distributions the Fund makes may represent a return of capital for U.S. federal tax purposes. A return of capital generally is a return of a Shareholder’s investment rather than a return of earnings or gains derived from the Fund’s investment activities and will be made after deduction of the fees and expenses payable in connection with the offering, including any fees payable to Barings. See “Certain Tax Considerations.” There can be no assurance that the Fund will be able to pay distributions at a specific rate or at all.

The section titled “Dividend Reinvestment” is deleted in its entirety and replaced with the following:

Unless a Shareholder is ineligible or otherwise elects, all distributions of dividends (including capital gain dividends) with respect to a class of Shares will be automatically reinvested by the Fund in additional Shares of the corresponding class, which will be issued at the NAV per Share determined as of the ex-dividend date. Election not to reinvest dividends and to instead receive all dividends and capital gain distributions in cash may be made by contacting the Administrator at 1-877-766-0014.

The subsection titled “Periodic Repurchases” of the section titled “Repurchases of Shares and Transfers” is deleted in its entirety and replaced with the following:

The Fund intends to provide liquidity to Shareholders by offering to repurchase Shares pursuant to written tenders by Shareholders. Repurchases will be made at such times, in such amounts and on such terms as may be determined by the Board, in its sole discretion. With respect to any repurchase offer, Shareholders tendering Shares for repurchase must do so by a date specified in the notice describing the terms of the repurchase offer, which will generally be approximately 75 days prior to the date that the Shares to be repurchased are valued by the Fund. Shareholders that elect to tender their Shares in the Fund will not know the price at which such Shares will be repurchased until the Fund’s NAV as of the Valuation Date is able to be determined.

In determining whether the Fund should offer to repurchase Shares, the Board may consider the recommendation of Barings as to the timing of such an offer, as well as a variety of operational, business, and economic factors. Barings expects that, generally, it will recommend to the Board that the Fund offer to repurchase Shares from Shareholders on a quarterly basis and that each repurchase offer made during the calendar quarters (i.e., quarters ending March 31, June 30, September 30, and December 31) should apply to no more than 5% of the net assets of the Fund, although any particular recommendation may exceed such percentage. In providing its recommendation to the Board, Barings anticipates seeking input from Barings regarding the portfolio management-related factors noted below.

In determining whether to accept a recommendation to conduct a repurchase offer at any such time, the Board may consider the following factors, among others:

•	whether any Shareholders have requested to tender Shares to the Fund;
•	the liquidity of the Fund’s assets (including fees and costs associated with disposing of the Fund’s interests in underlying Portfolio Funds);
•	the investment plans and working capital and reserve requirements of the Fund;
•	the relative economies of scale of the tenders with respect to the size of the Fund;
•	the history of the Fund in repurchasing Shares, including the results of prior repurchase offers;
•	the availability of information as to the value of the Fund’s investments in underlying Portfolio Funds;
•	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;
•	any anticipated tax consequences to the Fund of any proposed repurchases of Shares; and
•	the recommendation of Barings.

The Fund will repurchase Shares from Shareholders pursuant to written tenders on terms and conditions that the Board determines to be fair to the Fund and to all Shareholders. When the Board determines that the Fund will repurchase Shares, notice will be provided to Shareholders describing the terms of the offer, containing information Shareholders should consider in deciding whether to participate in the repurchase opportunity, and containing information on how to participate. Shareholders deciding whether to tender their Shares during the period that a repurchase offer is open may obtain the applicable Class’s then most recent NAV per Share by contacting Barings during the period.

If a repurchase offer is oversubscribed by Shareholders who tender Shares, the Fund may extend the repurchase offer, repurchase a pro rata portion of the Shares tendered, or take any other action permitted by applicable law. In addition, the Fund may repurchase Shares of Shareholders if, among other reasons, the Fund determines that such repurchase would be in the interests of the Fund.

Repurchases will be effective after receipt and acceptance by the Fund of eligible written tenders of Shares from Shareholders by the applicable repurchase offer deadline. The Fund currently intends, under normal market conditions, to provide payment with respect to 95% of the tender offer proceeds within 65 days of the expiration of the tender offer, and may hold back 5% of the tender offer proceeds until after the Fund’s year-end audit.

As described above under “Summary—Repurchase of Shares by the Fund,” repurchase of Shares may be subject to an Early Repurchase Fee.

In the event that the Advisers or any of their affiliates holds Shares in the Fund in the capacity of a Shareholder, the Shares or Interests may be tendered for repurchase in connection with any repurchase offer made by the Fund.

The first bullet point under the subsection titled “Procedures for Repurchase of Shares” of the section titled “Repurchases of Shares and Transfers” is deleted in its entirety and replaced with the following:

•	Barings anticipates that, generally, Barings will recommend to the Board that the Fund offer to repurchase Shares from Shareholders on a quarterly basis, with such tender valuation dates to occur as of each March 31, June 30, September 30, and December 31 (each, a “Tender Valuation Date”). Each Tender Valuation Date will be determined by the Board in its sole discretion, and each repurchase offer will generally commence approximately 100 days prior to the applicable Tender Valuation Date. Tenders will be revocable upon written notice to the Fund up to 75 days prior to the Tender Valuation Date (such deadline for revocation being the “Expiration Date”). The value of Shares being repurchased will be determined as of the Tender Valuation Date. The Fund currently intends, under normal market conditions, to provide payment with respect to 95% of the tender offer proceeds within 65 days of the closing of the tender offer, and may hold back 5% of the tender offer proceeds until after the Fund’s year-end audit. The Fund will give to each Shareholder whose Shares have been accepted for repurchase cash or issue to such Shareholder a debt obligation, in each case, entitling the Shareholder to be paid an amount equal to the value, determined as of the Tender Valuation Date, of the repurchased Shares, subject to any post-audit adjustments if the Board determines that a holdback is necessary. As described above, any certificated debt obligation will be held by the Transfer Agent on behalf a tendering Shareholder.

The subsection titled “Dividend Reinvestment” of the section titled “Repurchases of Shares and Transfers” is deleted in its entirety and replaced with the following:

Unless a Shareholder is ineligible or otherwise elects, all distributions of dividends (including Capital Gain Dividends (as defined below)) with respect to a Class of Shares will be automatically reinvested by the Fund in additional Shares of that Class, which will be issued at their NAV on the ex-dividend date. Election not to reinvest dividends and to instead receive all dividends and capital gain distributions in cash may be made by indicating that choice in the Subscription Booklet or by contacting the Administrator at 1-877-766-0014.

The first paragraph of the subsection titled “Transfers of Shares” of the section titled “Repurchases of Shares and Transfers” is deleted in its entirety and replaced with the following:

Shares may be transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of a Shareholder or (ii) with the written consent of the Board or Barings, which may be withheld in each of its sole and absolute discretion and is expected to be granted, if at all, only in limited circumstances. Due to the administrative burdens associated with Share transfers, the Fund expects to deny most, if not all transfer requests (other than transfers by operation of law pursuant to the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of a Shareholder, although the Fund may cause any such transferred Shares to be mandatorily repurchased). Notice to the Fund of any proposed transfer must include evidence satisfactory to the Fund that the proposed transferee meets any requirements imposed by the Fund with respect to Shareholder eligibility and suitability and must be accompanied by a properly completed Subscription Booklet.

The following paragraph is added between the second and third paragraphs of the section titled “Calculation of Net Asset Value; Valuation”:

The Board has designated Barings to serve as the valuation designee for the Fund pursuant to Rule 2a-5 under the 1940 Act. In its capacity as valuation designee, Barings, among other things, is responsible for establishing fair valuation methodologies and determining, in good faith, the fair value of all of the assets of the Fund for which there are no readily available market quotations in accordance with the Fund Valuation Procedures.

The fourth paragraph of the section titled “ERISA Considerations” is deleted in its entirety and replaced with the following:

Barings will require a Plan which proposes to invest in the Fund to represent that it and any fiduciaries responsible for such Plan’s investments (including in its individual or corporate capacity, as may be applicable) are aware of and understand the Fund’s investment objective, policies and strategies, and that the decision to invest plan assets in the Fund was made with appropriate consideration of relevant investment factors with regard to the Plan and is consistent with the duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA and/or the Code.

The fifth paragraph of the section titled “Purchasing Shares” is deleted in its entirety and replaced with the following:

Except as otherwise permitted by the Board, initial and subsequent subscriptions to purchase Shares must be accompanied by payment in cash. The Fund or an investor’s financial intermediary must receive a subscription to purchase Shares and the accompanying payment no later than the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. eastern time) at least three business days in advance, which may be waived in the sole discretion of the Fund or Barings, in order for the subscription to be effected at that day’s NAV. The Fund reserves the right, in its sole discretion, to accept or reject any subscription to purchase Shares in the Fund at any time. Although the Fund may, in its sole discretion, elect to accept a subscription prior to receipt of cleared funds, an investor will not become a Shareholder until cleared funds have been received.

The section titled “Inquiries” is deleted in its entirety and replaced with the following:

Inquiries concerning the Fund and the Shares (including procedures for purchasing Shares) should be directed to the Fund by mail at 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202 or by telephone at 1-877-766-0014.

SAI

All references to “MassMutual AccessSM Pine Point Fund” are deleted and replaced with “Barings Access Pine Point Fund”.

The Fund’s address and phone number on the cover page are deleted in their entirety and replaced with the following:

300 South Tryon Street, Suite 2500

Charlotte, NC 28202

(704) 805-7200

The first sentence of the subsection titled “Real Estate Investments” of the section titled “Additional Information on Investment Techniques of the Fund and Related Risks” is deleted in its entirety and replaced with the following:

The Fund may be exposed to real estate through co-investments and investments by Portfolio Funds in operating businesses with substantial real estate holdings or exposure.

The first paragraph of the section titled “Board of Trustees and Officers” is deleted in its entirety and replaced with the following:

The Fund has a Board comprised of four Trustees, a majority of which are not “interested persons” (as defined in the 1940 Act) of the Fund. The Board is generally responsible for the management and oversight of the business and affairs of the Fund. The Trustees formulate the general policies of the Fund, approve contracts, and authorize Fund officers to carry out the decisions of the Board. To assist them in this role, the Trustees who are not “interested persons” of the Fund, Barings or BIIL (“Independent Trustees”) have retained independent legal counsel. As investment adviser and subadviser to the Fund, respectively, Barings and BIIL may be considered part of the management of the Fund. The Trustees and principal officers of the Fund are listed below together with information on their positions with the Fund, address, and year of birth, as well as their principal occupations during at least the past five years and their other current principal business affiliations.

The subsection titled “Independent Trustees” of the section titled “Board of Trustees and Officers” is deleted in its entirety and replaced with the following:

Independent Trustees

Thomas W. Okel	Chairperson and Trustee of the Fund

300 South Tryon Street
Suite 2500

Charlotte, NC 28202

Year of birth: 1962

Trustee of the Fund since 2022

Trustee of 5 portfolios in the fund complex

Trustee (since 2012), Barings Global Short Duration High Yield Fund (closed-end investment company advised by Barings); Trustee (since 2015), Horizon Funds (mutual fund complex); Director (since 2018), Barings BDC, Inc. (business development company advised by Barings); Director (since 2020), Barings Capital Investment Corporation (business development company advised by Barings); Director (since 2021), Barings Private Credit Corporation (business development company advised by Barings); Trustee (since 2022), Barings Access Pine Point Fund (closed-end investment company advised by Barings); Global Head of Syndicated Capital Markets (1989-2010), Bank of America Merrill Lynch; Executive Director (2011-2019), Catawba Lands Conservancy; and Trustee (2013-2021), Barings Funds Trust (open-end investment company advised by Barings).

Mark F. Mulhern	Trustee of the Fund

300 South Tryon Street

Suite 2500

Charlotte, NC 28202

Year of birth: 1960

Trustee of the Fund since 2022

Trustee of 5 portfolios in the fund complex

Director (since 2015), McKim and Creed (engineering service firm); Director (since 2016), Barings BDC, Inc. (business development company advised by Barings); Director (since 2020), Barings Capital Investment Corporation (business development company advised by Barings); Director (since 2020), Intercontinental Exchange (publicly-traded provider of marketplace infrastructure, data services and technology solutions); Director (since 2020), ICE Mortgage Technology (cloud-based platform provider for the mortgage finance industry); Director (since May 2021), Barings Private Credit Corporation (business development company advised by Barings); Trustee (since 2021), Barings Global Short Duration High Yield Fund (closed-end investment company advised by Barings); Trustee (since 2022), Barings Access Pine Point Fund (closed-end investment company advised by Barings); Director and Audit Committee member (2012-2014), Highwood Properties (real estate investment trust); and Director (2015-2017), Azure MLP (midstream oil and gas); and Executive Vice President and Chief Financial Officer (2014-2021), Highwood Properties, Inc. (publicly-traded real estate investment trust).

Jill Olmstead	Trustee of the Fund

300 South Tryon Street
Suite 2500

Charlotte, NC 28202

Year of birth: 1963

Trustee of the Fund since 2022

Trustee of 5 portfolios in the fund complex

Chief Human Resources Officer, (since 2018), LendingTree, Inc. (online lending marketplace); Director (since 2018), Barings BDC, Inc. (business development company advised by Barings); Director (since 2020), Barings Capital Investment Corporation (business development company advised by Barings; and Director (since 2021), Barings Private Credit Corporation (business development company advised by Barings); Trustee (since 2021); Barings Global Short Duran High Yield Fund (closed-end investment company advised by Barings); Trustee (since 2022), Barings Access Pine Point Fund (closed-end investment company advised by Barings); and Founding Partner (2010-2018), Spivey & Olmstead, LLC (talent and leadership consulting firm).

The subsection titled “Interested Trustee” of the section titled “Board of Trustees and Officers” is deleted in its entirety and replaced with the following:

Interested Trustee

Jill Dinerman	Trustee of the Fund

300 South Tryon Street

Suite 2500

Charlotte, NC 28202

Year of birth: 1976

Trustee of the Fund since 2022

Trustee of 1 portfolio in the fund complex

Global Head of Legal and General Counsel (since 2020), Managing Director (since 2016), Associate General Counsel and Corporate Secretary (2018-2020), Senior Counsel (2016-2018), Counsel and Director (2011-2016), Barings; Chief Legal Officer (since 2020), Assistant Secretary (2019-2020), Barings Corporate Investors and Barings Participation Investors (closed-end investment companies advised by Barings); Chief Legal Officer (since 2020), Assistant Secretary (2019-2020), Barings BDC, Inc. (business development company advised by Barings); Chief Legal Officer (since 2020), Barings Capital Investment Corporation (business development company advised by Barings); Chief Legal Officer (since 2021), Barings Private Credit Corporation (business development company advised by Barings); Secretary (since 2018), Barings Securities LLC (registered broker-dealer); Non-Executive Director (since 2018), Baring International Investments Limited (registered investment adviser); Non-Executive Director (since 2021), Baring Asset Management Limited (registered investment adviser); Non-Executive Director (since 2021), Baring Investment Services Limited (financial service firm); Non-Executive Director (since 2021), Barings (U.K.) Limited (financial service firm); Non-Executive Director (since 2021), Barings Europe Limited (financial service term); Vice President, Secretary and Chief Legal Officer (2020-2021), Assistant Secretary (2019-2020), Barings Funds Trust (open-end Investment company advised by Barings); Vice President (2020-February 2022), Secretary (2020-2021), Assistant Secretary (2019-2020), of Barings Global Short Duration High Yield Fund (closed-end investment companies advised by Barings); Trustee (since 2022), Barings Access Pine Point Fund (closed-end investment company advised by Barings).

The subsection titled “Officers” of the section titled “Board of Trustees and Officers” is deleted in its entirety and replaced with the following:

Officers

Mina Nazemi	President of the Fund

300 South Tryon Street

Suite 2500

Charlotte, NC 28202

Year of birth: 1976

Officer of the Fund since 2022

Officer of 1 portfolio in the fund complex

Head of Diversified Alternative Equity (since 2022) and Managing Director (since 2017), Barings.

James Cochrane	Chief Financial Officer of the Fund

300 South Tryon Street

Suite 2500

Charlotte, NC 28202

Year of birth: 1977

Officer of the Fund since 2022

Officer of 1 portfolio in the fund complex

Director (since 2017), Barings.

Elizabeth Murray	Treasurer of the Fund

300 South Tryon Street

Suite 2500

Charlotte, NC 28202

Year of birth: 1977

Officer of the Fund since 2022

Officer of 7 portfolios in the fund complex

Managing Director (since 2020), Director (2018-2020), Barings; Principal Accounting Officer (since 2020), Director of External Reporting (2018-2020), Barings BDC, Inc. (business development company advised by Barings); Principal Accounting Officer (since 2020), Barings Capital Investment Corporation (business development company advised by Barings); Principal Accounting Officer (since 2021), Barings Private Credit Corporation (business development company advised by Barings); Chief Financial Officer (since 2021), Treasurer (2020-2021) of Barings Global Short Duration High Yield Fund (closed-end investment company advised by Barings); Principal Accounting Officer (since 2020), Barings Corporate Investors and Barings Participation Investors (closed-end investment companies advised by Barings); Treasurer (2020-2021), Barings Funds Trust (open-end investment company advised by Barings); and Vice President of Financial Reporting (2012-2018), Barings BDC, Inc. (f/k/a Triangle Capital Corporation) (business development company advised by Barings).

Matt Curtis	Tax Officer of the Fund

300 South Tryon Street

Suite 2500
Charlotte, NC 28202

Year of birth: 1971

Officer of the Fund since 2022

Officer of 7 portfolios in the fund complex

Managing Director (since 2019), Global Head of Tax (since 2017), Director (2017-2019), Barings; Tax Officer (since 2022), Barings BDC, Inc. (business development company advised by Barings); Tax Officer (since 2022), Barings Capital Investment Corporation (business development company advised by Barings); Tax Officer (since 2022), Barings Private Credit Corporation (business development company advised by Barings); Tax Officer (since 2022), Barings Global Short Duration High Yield Fund (closed-end investment company advised by Barings); and Tax Officer (since 2022), Barings Corporate Investors and Barings Participation Investors (closed-end investment companies advised by Barings).

Jill Dinerman	Chief Legal Officer of the Fund

300 South Tryon Street
Charlotte, NC 28202

Year of birth: 1976

Officer of the Fund since 2022

Officer of 7 portfolios in the fund complex

Global Head of Legal and General Counsel (since 2020), Managing Director (since 2016), Associate General Counsel and Corporate Secretary (2018-2020), Senior Counsel (2016-2018), Counsel and Director (2011-2016), Barings; Chief Legal Officer (since 2020), Assistant Secretary (2019-2020), Barings Corporate Investors and Barings Participation Investors (closed-end investment companies advised by Barings); Chief Legal Officer (since 2020), Assistant Secretary (2019-2020), Barings BDC, Inc. (business development company advised by Barings); Chief Legal Officer (since 2020), Barings Capital Investment Corporation (business development company advised by Barings); Chief Legal Officer (since 2021), Barings Private Credit Corporation (business development company advised by Barings); Secretary (since 2018), Barings Securities LLC (registered broker-dealer); Non-Executive Director (since 2018), Baring International Investments Limited (registered investment adviser); Non-Executive Director (since 2021), Baring Asset Management Limited (registered investment adviser); Non-Executive Director (since 2021), Baring Investment Services Limited (financial service firm); Non-Executive Director (since 2021), Barings (U.K.) Limited (financial service firm); Non-Executive Director (since 2021), Barings Europe Limited (financial service term); Vice President, Secretary and Chief Legal Officer (2020-2021), Assistant Secretary (2019-2020), Barings Funds Trust (open-end Investment company advised by Barings); Chief Legal Officer (since 2020), Vice President (2020-2022), Secretary (2020-2021), Assistant Secretary (2019-2020), Barings Global Short Duration

High Yield Fund (closed-end investment company advised by Barings); and Trustee (since 2022), Barings Access Pine Point Fund (closed-end investment company advised by Barings).

Benjamin Tecmire	Chief Compliance Officer of the Fund

300 South Tryon Street

Suite 2500

Charlotte, NC 28202

Year of birth: 1983

Officer of the Fund since 2022

Officer of 7 portfolios in the fund complex

Director and Assistant General Counsel (since 2021), Barings; Chief Compliance Officer (since 2022), Barings Corporate Investors and Barings Participation Investors (closed-end investment companies advised by Barings); Chief Compliance Officer (since 2022), Barings Global Short Duration High Yield Fund (closed-end investment company advised by Barings); Chief Compliance Officer (since 2022), Barings BDC, Inc. (business development company advised by Barings); Chief Compliance Officer (since 2022), Barings Capital Investment Corporation (business development company advised by Barings); Chief Compliance Officer (since 2022), Barings Private Credit Corporation (business development company advised by Barings); and Attorney-Adviser (2016-2021), U.S. Securities and Exchange Commission.

Ashlee Steinnerd	Secretary of the Fund

300 South Tryon Street

Suite 2500
Charlotte, NC 28202

Year of birth: 1981

Officer of the Fund since 2022

Officer of 7 portfolios in the fund complex

Head of Regulatory (since 2021), Managing Director (since 2022), Director (2019-2022), Barings; Secretary (since 2020), Barings BDC, Inc. (business development company advised by Barings; Secretary (since 2020), Barings Capital Investment Corporation (business development company advised by Barings); Secretary (since 2021), Barings Private Credit Corporation (business development company advised by Barings); Secretary (since 2021), Barings Global Short Duration High Yield Fund (closed-end investment company advised by Barings); and Senior Counsel (2011-2019), U.S. Securities and Exchange Commission.

Alexandra Pacini	Assistant Secretary of the Fund

300 South Tryon Street

Suite 2500

Charlotte, NC 28202

Year of birth: 1992

Officer of the Fund since 2022

Officer of 7 portfolios in the fund complex

Associate Director (since 2021), Analyst (2017-2021), Barings; Assistant Secretary (since 2020), Barings Corporate Investors and Barings Participation Investors (closed-end investment companies advised by Barings); Assistant Secretary (since 2020), Barings BDC, Inc. (business development company advised by Barings); Assistant Secretary (since 2021), Barings Capital Investment Corporation (business development company advised by Barings); Assistant Secretary (since 2021), Barings Private Credit Corporation (business development company advised by Barings); Assistant Secretary (since 2020), Barings Global Short Duration High Yield Fund (closed-end investment company advised by Barings); Assistant Secretary (2020-2021), Barings Funds Trust (open-end investment company advised by Barings); and Legal Clerk (2015-2017), Bryan Cave LLP (law firm).

Each Trustee of the Fund serves until the next meeting of shareholders called for the purpose of electing Trustees and until the election and qualification of his or her successor or until he or she dies, resigns, or is removed. Notwithstanding the foregoing, unless the Trustees determine that it is desirable and in the best interest of the Fund that an exception to the retirement policy of the Fund be made, a Trustee shall retire and cease to serve as a Trustee upon the conclusion of the calendar year in which such Trustee attains the age of seventy-five years, however, an interested Trustee of the Fund shall no longer serve as a Trustee if or when they are no longer an employee of Barings or an affiliate.

The Chairperson is elected to hold such office for a term of three years or until their successor is elected and qualified to carry out the duties and responsibilities of their office, or until he or she retires, dies, resigns, is removed, or becomes disqualified.

The President, Treasurer, and Secretary and such other officers as the Trustees may in their discretion from time to time elect shall hold such office until their respective successors shall have been chosen and qualified.

Each officer and the Chairperson shall hold office at the pleasure of the Trustees.

The subsection titled “Board Committees and Meetings” of the section titled “Board of Trustees and Officers” is deleted in its entirety and replaced with the following:

Board Committees and Meetings

During the fiscal year ended March 31, 2022, the full Board, which consisted of different Trustees than the current Trustees, met two times.

Audit Committee. The Fund has an Audit Committee, consisting of Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust. The Audit Committee, whose members are Messrs. Okel and Mulhern and Ms. Olmstead, oversees the Fund’s accounting and financial reporting policies and practices, its internal controls, and internal controls of certain service providers; oversees the quality and objectivity of the Fund’s financial statements and the independent audit thereof; evaluates the independence of the Fund’s independent registered public accounting firm; evaluates the overall performance and compensation of the Chief Compliance Officer; acts as liaison between the Fund’s independent registered public accounting firm and the full Board; and provides immediate access for the Fund’s independent registered public accounting firm to report any special matters they believe should be brought to the attention of the full Board. During the fiscal year ended March 31, 2022, the Audit Committee, which consisted of different members than the current members, met two times.

Nominating and Governance Committee. The Fund has a Nominating and Governance Committee, consisting of each Trustee who is not an “interested person” of the Fund. The Nominating and Governance Committee generally meets at least twice per calendar year. During the fiscal year ended March 31, 2022, the Nominating and Governance Committee did not meet. The Nominating and Governance Committee (a) identifies, and evaluates the qualifications of, individuals to become independent members of the Fund’s Board in the event that a position currently filled by an Independent Trustee is vacated or created; (b) nominates Independent Trustee nominees for election or appointment to the Board; (c) sets any necessary standards or qualifications for service on the Board; (d) recommends periodically to the full Board an Independent Trustee to serve as Chairperson; (e) evaluates at least annually the independence and overall performance of counsel to the Independent Trustees; (f) annually reviews the compensation of the Independent Trustees; and (g) oversees board governance issues including, but not limited to, (i) evaluating the board and committee structure and the performance of Trustees, (ii) considering and addressing any conflicts, (iii) considering the retirement policies of the Board, and (iv) considering and making recommendations to the Board at least annually concerning the Fund’s directors and officers liability insurance coverage.

The Nominating and Governance Committee will consider and evaluate nominee candidates properly submitted by shareholders of the Fund in the same manner as it considers and evaluates candidates recommended by other sources. The Nominating and Governance Committee may also consider any other facts and circumstances attendant to such shareholder submission as may be deemed appropriate by the Nominating and Governance Committee, including, without limitation, the value of the Fund’s securities owned by the shareholder and the length of time such shares have been held by the shareholder. A recommendation of a shareholder of the Fund must be submitted as described below to be considered properly submitted for purposes of the Nominating and Governance Committee’s consideration. The shareholders of the Fund must submit any such recommendation (a “Shareholder Recommendation”) in writing to the Fund’s Nominating and Governance Committee, to the attention of the Secretary, at the address of the principal executive offices of the Fund, which is 300 South Tryon Street, Suite 2500, Charlotte, NC 28202. The Shareholder Recommendation must be delivered to or mailed and received at the principal executive offices of the Fund at least 60 calendar days before the date of the meeting at which the Nominating and Governance Committee is to select a nominee for Independent Trustee. The Shareholder Recommendation must include: (i) a statement in writing setting forth: (A) the name, age, date of birth, phone number, business address, residence address, nationality, and pertinent qualifications of the person recommended by the shareholder (the “Shareholder Candidate”), including an explanation of why the shareholder believes the Shareholder Candidate will make a good Trustee; (B) the class and number of all shares of the Fund owned of record or beneficially by the Shareholder Candidate, as reported to such shareholder by the Shareholder Candidate; (C) any other information regarding the Shareholder Candidate called for with respect to director nominees by paragraphs (a), (d), (e), and (f) of Item 401 of Regulation S-K or paragraph (b) of Item 22 of Rule 14a-101 (Schedule 14A) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), adopted by the SEC (or the corresponding provisions of any regulation or rule subsequently adopted by the SEC or any successor agency applicable to the Fund); (D) any other information regarding the Shareholder Candidate that would be required to be disclosed if the Shareholder Candidate were a nominee in a proxy statement or other filing required to be made in connection with solicitation of proxies for election of trustees or directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (E) whether the recommending shareholder believes that the Shareholder Candidate is or will be an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund and, if not an “interested person,” information regarding the Shareholder Candidate that will be sufficient for the Fund to make such determination; (ii) the written and signed consent of the Shareholder Candidate to be named as a nominee, consenting to (1) the disclosure, as may be necessary or appropriate, of such Shareholder Candidate’s information submitted in accordance with (i) above; and (2) service as a Trustee, if elected; (iii) the recommending shareholder’s name as it appears on the Fund’s books, the number of all shares of the Fund owned beneficially and of record by the recommending shareholder; (iv) a description of all arrangements or understandings between the recommending shareholder and the Shareholder Candidate and any other person or persons (including their names) pursuant to which the Shareholder Recommendation is being made by the recommending shareholder; and (v) such other information as the Nominating and Governance Committee may require the Shareholder Candidate to furnish as the Nominating and Governance Committee may reasonably require or deem necessary to determine the eligibility of such Shareholder Candidate to serve as a Trustee or to satisfy applicable law.

Shareholders may send other communications to the Trustees by addressing such correspondence directly to the Secretary of the Fund, c/o Barings LLC, 300 South Tryon Street, Suite 2500, Charlotte, NC 28202. When writing to the Board, shareholders should identify themselves, the fact that the communication is directed to the Board, the Fund they are writing about, and any relevant information regarding their Fund holdings. Except as provided below, the Secretary shall either (i) provide a copy of each shareholder communication to the Board at its next regularly scheduled meeting or (ii) if the Secretary determines that the communication requires more immediate attention, forward the communication to the Board promptly after receipt. The Secretary will also provide a copy of each shareholder communication to the Fund’s Chief Compliance Officer.

The Secretary may, in good faith, determine that a shareholder communication should not be provided to the Board because it does not reasonably relate to the Fund or its operations, management, activities, policies, service providers, Board, officers, shareholders, or other matters relating to an investment in the Funds or is otherwise ministerial in nature (such as a request for Fund literature, share data, or financial information). The Secretary will provide to the Board on a quarterly basis a summary of the shareholder communications not provided to the Board by virtue of this paragraph.

The subsection titled “Risk Oversight” of the section titled “Board of Trustees and Officers” is deleted in its entirety and replaced with the following:

Risk Oversight

As a registered investment company, the Fund is subject to a variety of risks, including, among others, investment risks, financial risks, compliance risks, and operational risks. Barings has primary responsibility for the Fund’s risk management on a day-to-day basis as part of its overall responsibilities. Barings is primarily responsible for managing investment risk as part of its day-to-day investment management responsibilities, as well as operational risks at its firm. Barings and the Fund’s Chief Compliance Officer also assist the Board in overseeing the significant investment policies of the Fund and monitor the various compliance policies and procedures approved by the Board as a part of its oversight responsibilities.

In discharging its oversight responsibilities, the Board considers risk management issues throughout the year by reviewing regular reports prepared by Barings and the Fund’s Chief Compliance Officer, as well as special written reports or presentations provided on a variety of risk issues, as needed. For example, Barings reports to the Board quarterly on the investment performance of the Fund, the financial performance of the Fund, overall market and economic conditions, and legal and regulatory developments that may impact the Fund. The Fund’s Chief Compliance Officer, who reports directly to the Board’s Independent Trustees, provides presentations to the Board at its quarterly meetings and an annual report to the Board concerning (i) compliance matters relating to the Fund, Barings, BIIL and the Fund’s other key service providers; (ii) regulatory developments; (iii) business continuity programs; and (iv) various risks identified as part of the Fund’s compliance program assessments. The Fund’s Chief Compliance Officer also meets at least quarterly in executive session with the Independent Trustees, and communicates significant compliance-related issues and regulatory developments to the Audit Committee between Board meetings.

In addressing issues regarding the Fund’s risk management between meetings, appropriate representatives of Barings communicate with the Chairperson of the Fund, the Chairperson of the Audit Committee, or the Fund’s Chief Compliance Officer. As appropriate, the Trustees confer among themselves, or with the Fund’s Chief Compliance Officer, Barings, other service providers, and independent legal counsel, to identify and review risk management issues that may be placed on the full Board’s agenda.

The Board also relies on its committees to administer the Board’s oversight function. The Audit Committee assists the Board in reviewing with Barings and the Fund’s independent auditors, at various times throughout the year, matters relating to the annual audits, financial accounting and reporting matters, and the internal control environment at the service providers that provide financial accounting and reporting for the Fund. The Audit Committee also meets annually with representatives of Barings’ Corporate Audit Department to review the results of internal audits of relevance to the Fund. This and the Board’s other committees present reports to the Board that may prompt further discussion of issues concerning the oversight of the Fund’s risk management. The Board may also discuss particular risks that are not addressed in the committee process.

The subsection titled “Independent Trustee Ownership of Securities” of the section titled “Board of Trustees and Officers” is deleted in its entirety and replaced with the following:

None of the Independent Trustees (or their immediate family members) owns securities of Barings, BIIL, the Distributor or of an entity controlling, controlled by or under common control with Barings, BIIL or the Distributor.

The first paragraph in the section titled “Code of Ethics” is deleted in its entirety and replaced with the following:

The Fund, Barings, BIIL and the Distributor have each adopted a code of ethics pursuant to Rule 17j-1 of the 1940 Act, which is designed to prevent affiliated persons of the Fund, Barings, BIIL and the Distributor from engaging in deceptive, manipulative, or fraudulent activities in connection with securities held or to be acquired by the Fund. The codes of ethics permit persons subject to them to invest in securities, including securities that may be held or purchased by the Fund, subject to a number of restrictions and controls. Compliance with the codes of ethics is carefully monitored and enforced.

The subsection titled “The Adviser” of the section titled “Investment Management and Other Services” is deleted in its entirety and replaced with the following:

The Adviser

Barings, a wholly-owned subsidiary of MM Asset Management Holding LLC, itself a wholly-owned subsidiary of MassMutual Holding LLC, a wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company, serves as the investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”). Barings is located at 300 South Tryon Street, Charlotte, North Caroline 28202 and is an investment adviser registered with the SEC under the Advisers Act. Subject to the general supervision of the Board, and in accordance with the investment objective and policies of the Fund, Barings has been engaged to provide for the management of the Fund’s portfolio of securities and has the right to select subadvisers to the Fund pursuant to an investment subadvisory agreement.

The Investment Management Agreement became effective as of September 27, 2022, and unless otherwise terminated, will continue in effect for two years from such date, and from year to year thereafter, so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Independent Trustees of the Fund, cast in person at a meeting called for the purpose of voting on such approval. The Investment Management Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act) and is terminable without penalty (i) on sixty (60) days’ written notice to Barings either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, or (ii) on ninety (90) days’ written notice to the Fund by Barings. A discussion regarding the basis for the Board’s approval of the investment management agreement with the Fund’s previous investment adviser is included in the Fund’s annual report to shareholders covering the fiscal period ended March 31, 2022. A discussion regarding the basis for the Board’s approval of the Investment Management Agreement between the Fund and Barings will be available in the Fund’s next annual or semiannual report to shareholders.

The Investment Management Agreement provides that, in the absence of willful misfeasance, bad faith or gross negligence on the part of Barings, or reckless disregard of its obligations and duties thereunder, Barings, including its officers, directors and partners, will not be liable to the Fund or to any Shareholder, officer, director, partner or trustee of the Fund, for any act or omission in the course of, or connected with, rendering services thereunder. The Investment Management Agreement also provides for indemnification by the Fund to Barings for any action reasonably taken or omitted to be taken by Barings in its capacity as investment adviser in reasonable reliance upon any document, certificate or instrument which Barings reasonably believes to be genuine and to be signed or presented by the proper person or persons.

In consideration of the advisory and other services provided by Barings to the Fund under the Investment Management Agreement, the Fund will pay Barings an investment management fee (the “Management Fee”), paid quarterly in arrears, at the annual rate of 1.25% of the net assets of the Fund as of the end of each quarter, determined before giving effect to the payment of the management fee being calculated or to any purchases or repurchases of Shares or any distributions by the Fund. The Management Fee is paid to Barings out of the Fund’s assets and decreases the net profits or increases the net losses of the Fund. To the extent Barings receives advisory fees from a Subsidiary, Barings will not receive compensation from the Fund in respect of the assets of the Fund that are invested in the Subsidiary.

A portion of the Investment Management Fee may be paid to brokers or dealers that assist in the distribution of Shares.

Barings contracts with BIIL to help manage the Fund. Subject to the oversight of the Board, Barings has the ultimate responsibility to oversee subadvisers and recommend their hiring, termination, and replacement. This responsibility includes, but is not limited to, analysis and review of subadviser performance, as well as assistance in the identification and vetting of new or replacement subadvisers. In addition, Barings maintains responsibility for a number of other important obligations, including, among other things, board reporting, assistance in the annual advisory contract renewal process, and, in general, the performance of all obligations not delegated to a subadviser. Barings also provides advice and recommendations to the Board, and performs such review and oversight functions as the Board may reasonably request, as to the continuing appropriateness of the investment objective, strategies, and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund.

The subsection titled “The Subadviser” of the section titled “Investment Management and Other Services” is deleted in its entirety and replaced with the following:

The Subadviser

Barings has entered into a Subadvisory Agreement with BIIL pursuant to which BIIL serves as the Subadviser for the Fund. This agreement provides that BIIL help manage the investment and reinvestment of certain assets of the Fund. BIIL is located at 20 Old Bailey, London, EC4M 7BF, United Kingdom. BIIL is a wholly-owned subsidiary of Barings. As compensation under the Subadvisory Agreement and with respect to the assets managed by BIIL, BIIL receives a quarterly fee equal to 10% of the Management Fee received by Barings. To the extent BIIL receives subadvisory fees with respect to a Subsidiary, BIIL will not receive compensation from Barings in respect of the assets of the Fund that are invested in such Subsidiary.

The subsection titled “The Sub-subadviser” of the section titled “Investment Management and Other Services” is deleted in its entirety.

The first two tables in the subsection titled “Other Accounts Managed by the Portfolio Managers” of the section titled “Investment Management and Other Services” in the SAI are deleted in their entirety and replaced with the following:

	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts(1)	Total Assets ($ in millions)	Number of Accounts	Total Assets ($ in millions)	Number of Accounts	Total Assets ($ in millions)
Mina Pacheco Nazemi	0	$0	2	$296.0	10	$5,262.7
Antonio Cruz	0	$0	0	$0	0	$0
J.R. Keeve	0	$0	0	$0	0	$0

(1) Does not include the Fund.

	Registered Investment Companies for which Barings receives a performance-based fee		Other Pooled Investment Vehicles managed for which Barings receives a performance-based fee		Other Accounts managed for which Barings receives a performance-based fee
Portfolio Manager	Number of Accounts(1)	Total Assets ($ in millions)	Number of Accounts	Total Assets ($ in millions)	Number of Accounts	Total Assets ($ in millions)
Mina Pacheco Nazemi	0	$0	2	$296.0	8	$4,073.1
Antonio Cruz	0	$0	0	$0	0	$0
J.R. Keeve	0	$0	0	$0	0	$0

(1) Does not include the Fund.

The third paragraph of the section titled “Portfolio Transactions and Brokerage Allocation” is deleted in its entirety and replaced with the following:

Under the Investment Management Agreement and Subadvisory Agreement and as permitted by Section 28(e) of the Exchange Act and to the extent not otherwise prohibited by applicable law, the Advisers may cause the Fund to pay a broker-dealer that provides brokerage and research services to the investment adviser or subadviser an amount of commission for effecting a securities transaction for the Fund in excess of the amount other broker-dealers would have charged for the transaction if the applicable Adviser determines in good faith that the greater commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker-dealer viewed in terms of either a particular transaction or applicable Adviser’s overall responsibilities to the Fund and to its other clients. The term “brokerage and research services” includes: providing advice as to the value of securities, the advisability of investing in, purchasing, or selling securities, and the availability of securities or of purchasers or sellers of securities; furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts; and effecting securities transactions and performing functions incidental thereto such as clearance and settlement.

The section titled “Organization and Management of Wholly-Owned Subsidiaries” is deleted in its entirety and replaced with the following:

The Fund may invest up to 25% of its total assets directly or indirectly in one or more wholly-owned subsidiaries organized as a Delaware limited liability company that is taxed as a corporation for U.S. federal income tax purposes (the “Corporate Subsidiary”). The Fund may also invest all or a portion of its remaining assets in one or more other wholly-owned subsidiaries organized as Delaware limited liability companies that are disregarded entities for U.S. federal income tax purposes (such subsidiaries, along with the Corporate Subsidiary, the “Subsidiaries”). The Subsidiaries have the same investment objective and strategies as the Fund and, like the Fund, are managed by the Advisers.

The Subsidiaries are overseen by their own board of directors and are not registered under the 1940 Act. The Fund, as the sole member of each Subsidiary, does not have all of the protections offered by the 1940 Act to shareholders of investment companies registered under the 1940 Act with respect to its investments in the Subsidiaries. However, the Subsidiaries are directly or indirectly wholly-owned and controlled by the Fund and the Fund’s Board oversees the investment activities of the Fund, including its investments in the Subsidiaries, and the Fund’s role as sole member of each Subsidiary. Barings is responsible for management of the Subsidiaries.

Each Subsidiary’s board of directors currently has the same composition as the Fund’s Board.

The Corporate Subsidiary has entered into a separate investment management agreement with Barings for the provision of advisory services. Under these agreements, Barings provides the Corporate Subsidiary with the same type of advisory services, under substantially the same terms, as are provided to the Fund. Additionally, Barings has entered into a separate investment subadvisory agreement with BIIL for the provision of subadvisory services to the Corporate Subsidiary. Under these agreements, BIIL provides the Corporate Subsidiary with the same type of subadvisory services, under substantially the same terms, as are provided to the Fund.

The Corporate Subsidiary has entered into contracts for the provision of custody services and fund administration and accounting services with the same service providers who provide those services to the Fund. The Corporate Subsidiary bears the fees and expenses incurred in connection with the services that it receives pursuant to each of these separate agreements and arrangements. The Fund expects that the expenses borne by the Subsidiaries will not be material in relation to the value of the Fund’s assets.

For purposes of adhering to the Fund’s compliance policies and procedures, Barings treats the assets of the Subsidiaries as if the assets were held directly by the Fund. The Chief Compliance Officer of the Fund makes periodic reports to the Fund’s Board regarding the management and operations of the Subsidiaries.

The financial information of each Subsidiary is consolidated into the Fund’s financial statements, as contained within the Fund’s registration statement and annual and semiannual reports that will be provided to Shareholders.

By investing in the Subsidiaries, the Fund is indirectly exposed to the risks associated with each Subsidiary’s investments. The Portfolio Funds and other investments held by the Subsidiaries are subject to the same risks that would apply to similar investments if held directly by the Fund. The Subsidiaries are subject to the same principal risks to which the Fund is subject (as described in the Fund’s prospectus). There can be no assurance that the investment objective of the Subsidiaries will be achieved. The Subsidiaries are not registered under the 1940 Act, but the Subsidiaries will comply with certain sections of the 1940 Act and be subject to the same policies and restrictions as the Fund. The Fund wholly owns and controls the Subsidiaries, and the Fund and the Subsidiaries are managed by Barings and BIIL, making it unlikely that the Subsidiaries will take action contrary to the interests of the Fund and Shareholders. The Fund’s Board has oversight responsibility for the investment activities of the Fund, including its investment in the Subsidiaries, and the Fund’s role as sole member of each Subsidiary. In managing each Subsidiary’s investment portfolio, Barings and BIIL manage each Subsidiary’s portfolio in accordance with the Fund’s investment policies and restrictions.

The Advisers, as it relates to the Subsidiaries, comply with provisions of the 1940 Act relating to investment advisory contracts under Section 15 as an investment adviser to the Fund under Section 2(a)(20) of the 1940 Act.

Changes in the tax laws of the United States and/or the State of Delaware could result in the inability of the Subsidiary to operate as described in the prospectus and this SAI and could adversely affect the Subsidiary and its members.

The section titled “Proxy Voting Policies and Procedures” is deleted in its entirety and replaced with the following:

The Board has delegated responsibility for decisions regarding proxy voting for securities held by the Fund to Barings.

Barings will vote such proxies in accordance with its proxy policies and procedures. Copies of Barings’ proxy policy and procedures are included as Appendix A to this SAI. The Board will periodically review the Fund’s proxy voting record.

The Fund will be required to file Form N-PX, with its complete proxy voting record for the twelve months ended June 30, no later than August 31 of each year. The Fund’s Form N-PX filing will be available: (i) without charge, upon request, by calling the Fund at 1-877-766-0014 or (ii) by visiting the SEC’s website at http://www.sec.gov.

The MML Investment Advisers, LLC Proxy Policy and Proxy Voting Policy in “Appendix A - Proxy Voting Policies and Procedures” is deleted in its entirety

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE